Exhibit 99.1

NiSource Finance Corp. Announces $750,000,000 Cash Tender Offer for Certain Notes

MERRILLVILLE, Ind. - May 5, 2015 – NiSource Inc. (NYSE: NI) announced today that its finance subsidiary, NiSource Finance Corp., has commenced a cash tender offer (the “Tender Offer”) for up to a combined aggregate principal amount of $750,000,000 of its 5.250% Notes due 2017, 6.400% Notes due 2018, 4.450% Notes due 2021, and 3.850% Notes due 2023.

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated May 5, 2015 (the “Offer to Purchase”) which sets forth a description of the terms of the Tender Offer. A summary of certain terms of the Tender Offer is below:

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page(1)	Fixed Spread (basis points)

5.250% Notes due 2017	65473QAQ6	$450,000,000	$275,000,000	1	1.000% U.S. Treasury due September 15, 2017	FIT5	25 bps

6.400% Notes due 2018	65473QAS2	$800,000,000	$300,000,000	2	1.000% U.S. Treasury due March 15, 2018	FIT5	30 bps

4.450% Notes due 2021	65473QAY9	$250,000,000	N/A	3	1.375% U.S. Treasury due April 30, 2020	FIT1	90 bps

3.850% Notes due 2023	65473QBA0	$250,000,000	N/A	4	2.000% U.S. Treasury due February 15, 2025	FIT1	60 bps

(1)	The applicable page on Bloomberg from which Goldman, Sachs & Co. and Morgan Stanley & Co. LLC will quote the bid side prices of the applicable Reference U.S. Treasury Security.

The Tender Offer will expire at 11:59 p.m., Eastern Time, on June 2, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Time”). Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., Eastern time, on May 18, 2015, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”) to be eligible to receive the applicable Total Consideration (as defined below) for their tendered Notes. After such time, the Notes may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law.

The “Total Consideration” for each $1,000 principal amount of Notes of any series tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread specified for such series over the yield based on the bid-side price of the applicable U.S. Treasury Security specified for such series in the table above and on the front cover of the Offer to Purchase. Holders of Notes that are validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will receive the applicable Total Consideration for such Notes, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Tender Premium”). Holders of Notes that are validly tendered after the Early Tender Deadline and on or before the Expiration Time and accepted for purchase will receive the applicable Tender Consideration for such Notes, which equals the applicable Total Consideration for such Notes minus the Early Tender Premium. Holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but excluding, the applicable settlement date.

The Tender Offer is not conditioned upon any minimum amount of Notes being tendered, and the Tender Offer may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes. The amounts of each series of Notes that are purchased on any settlement date will be determined in accordance with the Acceptance Priority Levels set forth on the table above and the front cover of the Offer to Purchase (the “Acceptance Priority Levels”), with 1 being the highest Acceptance Priority Level and 4 being the lowest Acceptance Priority Level. In addition, no more than $275,000,000 aggregate principal amount of the series of Notes with Acceptance Priority Level 1 and no more than $300,000,000 aggregate principal amount of the series of Notes with Acceptance Priority Level 2 will be purchased in the Tender Offer (each such aggregate principal amount, a “Tender Cap” with respect to the applicable series of Notes). NiSource will only accept for purchase Notes up to a combined aggregate principal amount of $750,000,000 (the “Maximum Amount”), subject to the applicable Tender Caps and Acceptance Priority Levels.

NiSource reserves the right to increase or decrease the Maximum Amount, increase, decrease or eliminate any Tender Cap, or change the Acceptance Priority Level with respect to any series of Notes. If Holders tender more Notes in the Tender Offer than they expect to be accepted for purchase by NiSource based on a lower Acceptance Priority Level and/or any applicable Tender Cap for the Notes being tendered, and NiSource subsequently accepts more than such Holders expected of such Notes tendered and not validly withdrawn on or before the Withdrawal Deadline, such Holders will not be able to withdraw any of their previously tendered Notes. Accordingly, Holders should not tender any Notes that they do not wish to be accepted for purchase.

Subject to the applicable Tender Caps, all Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any tendered Notes having a lower Acceptance Priority Level are accepted in the Tender Offer, and all Notes validly tendered after the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Deadline having a lower Acceptance Priority Level are accepted in the Tender Offer. However, Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline will be accepted for purchase in priority to other Notes tendered after the Early Tender Deadline, even if such Notes tendered after the Early Tender Deadline have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Deadline.

Notes of a series subject to a Tender Cap may be subject to proration if the aggregate principal amount of the Notes of such series validly tendered and not validly withdrawn is greater than the applicable Tender Cap. Furthermore, if purchasing all of the tendered Notes of a series of Notes of an applicable Acceptance Priority Level on any settlement date would cause the Maximum Amount or applicable Tender Cap to be exceeded, the amount of that series of Notes purchased on that settlement date will be prorated based on the aggregate principal amount of that series of Notes tendered in respect of that settlement date such that the Maximum Amount or applicable Tender Cap will not be exceeded. Furthermore, if the Tender Offer is fully subscribed as of the Early Tender Deadline, Holders who validly tender Notes after the Early Tender Deadline will not have any of their Notes accepted for payment. If a series of Notes is fully subscribed up to the applicable Tender Cap as of the Early Tender Deadline, Holders who validly tender Notes of such series after the Early Tender Deadline will not have any of their Notes accepted for payment (absent any subsequent increase in the applicable Tender Cap).

Subject to applicable law, the Tender Offer may be amended, extended, terminated or withdrawn with respect to one or more series of Notes. If the Tender Offer is terminated with respect to any series of Notes without Notes of such series being accepted for purchase, Notes of such series tendered pursuant to the Tender Offer will promptly be returned to the tendering holders. Notes tendered pursuant to the Tender Offer and not purchased due to the priority acceptance procedures or due to proration will be returned to the tendering holders promptly following the Expiration Time or, if the Tender Offer is fully subscribed as of the Early Tender Deadline, promptly following the Early Tender Deadline.

The Tender Offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, including, among other things, the payment of a special dividend to NiSource by Columbia Pipeline Group, Inc., a business unit of NiSource that is expected to separate from NiSource and become a stand-alone publicly traded company, in accordance with the terms of the financing condition more fully described in the Offer to Purchase.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are serving as Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-6941 (collect) or to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 430-3774; all others toll free at (866) 470-4500.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Those statements include statements regarding the intent, plans, belief or current expectation of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this release are not guarantees of future performance and involve a number of risks and uncertainties and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among other things, weather, fluctuations in supply and demand for energy commodities, growth opportunities for NiSource’s businesses, increased competition in deregulated energy markets, the success of regulatory and commercial initiatives, dealings with third parties over whom NiSource has no control, actual operating experience of NiSource’s assets, the regulatory process, regulatory and legislative changes, the impact of potential new environmental laws or regulations, the results of material litigation, changes in pension funding requirements, changes in general economic, capital and commodity market conditions, counterparty credit risk, the timing to consummate the proposed separation of Columbia Pipeline Group (the “Proposed Separation”); the risk that a condition to the Proposed Separation is not satisfied; disruption to operations as a result of the Proposed

Separation, the inability of one or more of NiSource’s businesses to operate independently following the completion of the Proposed Separation and the matters set forth in the “Risk Factors” section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, many of which are beyond NiSource’s control. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward looking statements contained in this release.